Exhibit 10.4

THE VALSPAR CORPORATION
KEY EMPLOYEE ANNUAL BONUS PLAN
as amended through October 18, 2006

KEY EMPLOYEE - OFFICER

PURPOSE:

The purpose of The Valspar Corporation Key Employee Annual Bonus Plan is to more closely align the goals and motivation of management with those of other Valspar shareholders and to provide key personnel with a long-term capital appreciation opportunity. This purpose is accomplished by granting options to acquire Valspar stock based on the performance of the Participant and Valspar and by encouraging the conversion of performance based cash bonuses to grants of restricted Valspar stock.

DEFINITIONS:

“Bonus and Election Form” shall mean the form used from time to time by Valspar for Participants to make elections under the Plan for each Fiscal Year.

“Cash Bonus Amount” shall mean the amount determined for a Participant for a particular Fiscal Year as set forth in Section 2 below. The amount of the Cash Bonus Amount will not change if all or part is converted into a restricted stock grant pursuant to the terms of this Plan.

“Change of Control” shall be deemed to have occurred in any of the following circumstances: (a) Any individual, entity or group becomes a beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the voting stock of the Company; (b) The persons who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combinations, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors of the Company immediately following such occurrence; (c) Any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company’s shareholders immediately prior to the combination will not immediately after the combination own at least 50% of the voting securities of the business resulting from the combination; (d) The sale, lease, exchange or other transfer of all or substantially all the assets of the Company to any individual, entity or group not affiliated with the Company; (e) The liquidation or dissolution of the Company; or (f) The occurrence of any other event by which the Company no longer operates as an independent public company.

“Committee” shall mean the Compensation Committee of the Board of Directors of Valspar as constituted from time to time; provided, however, each member of the Committee shall be an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder.

“Disability” shall mean permanent disability as that term is defined under the long term disability insurance coverage offered by Valspar to its employees at the time the determination is to be made.

“Eligible Employee” shall mean an Employee that the Committee has determined to permit to become a Participant.

“Employee” shall mean each person who is an employee of Valspar which term shall include both full and part-time employees but shall not include independent contractors providing services to Valspar.

“Fiscal Year” shall mean the period corresponding with each of the fiscal years of Valspar.

“Option Plan” shall mean The Valspar Corporation 1991 Stock Option Plan, or any other stock option plan of Valspar designated by the Committee.

“Participant” shall mean an Eligible Employee that has executed a Bonus and Election Form and who remains a Participant pursuant to the provisions of Section 1 of the Plan.

“Plan” shall mean The Valspar Corporation Key Employee Annual Bonus Plan, as set forth herein and as amended from time to time.

“Plan Administrator” shall mean the person or persons designated as such from time to time by the Committee. If no person is designated as the Plan Administrator, the Plan Administrator shall be the Secretary of Valspar.

“Retirement” shall mean the termination of employment with Valspar at any time after the Employee has attained the age of sixty years (or age fifty-five with an executed non-compete agreement) for any reason other than Termination for Cause.

“Stock” shall mean the common stock of Valspar, par value $.50 per share.

“Termination for Cause” shall mean the termination of employment with Valspar as a result of an illegal act, gross insubordination or willful violation of a Valspar policy by an Employee.

“Valspar” shall mean The Valspar Corporation, a Delaware corporation, with its principal offices in Minneapolis, Minnesota.

PLAN:

        1.   Participants:   From time to time, the Committee shall determine the Employees who will be Eligible Employees under the Plan. As soon as possible after the Committee has made its determination, the Plan Administrator will notify each Eligible Employee of his/her eligibility. An Eligible Employee shall become a participant by executing a Bonus and Election Form and filing it with the Plan Administrator. A Participant will cease being a Participant upon the earlier of (i) his/her termination of employment with Valspar for any reason or (ii) a determination by the Committee that he/she shall no longer be an Eligible Employee.

        2.   Cash Bonus Determination and Amount:

        (a)  Each Participant will be eligible to earn a Cash Bonus Amount calculated as a percentage of that Participant’s base salary for the Fiscal Year based on the performance of the Participant and/or Valspar for such Fiscal Year as determined pursuant to The Valspar Corporation Incentive Bonus Plan for Key Employees (the “Incentive Plan”).

        (b)  With respect to any executive officers designated by the Committee (the “Designated Executive Officers”), who shall always include the Chief Executive Officer, the Chief Operating Officer, the President and any Executive or Senior Vice Presidents, (i) the Committee will identify specific performance targets and maximum bonus levels, as a percentage of base salary, for each Designated Executive Officer under the Incentive Plan within the first 90 days of each Fiscal Year and record these targets and bonus levels in writing; (ii) the performance targets for Designated Executive Officers shall be limited to one or more of the following categories for the Fiscal Year, either on an absolute basis or a comparative basis with other Fiscal Years: gross or net sales, expenses as a percentage of net sales, inventory turns, profits, return on average equity and cash flow; (iii) the Committee will certify in writing following the end of the Fiscal Year whether the performance targets have been met and the level of the Cash Bonus Amount earned under the Incentive Plan; and (iv) the maximum Cash Bonus Amount for any Designated Executive Officer under the Incentive Plan for any Fiscal Year shall be $2,000,000.00.

        3.   Restricted Stock Grant:

        (a)  A Participant may elect prior to the beginning of each Fiscal Year to convert all or any portion of his/her Cash Bonus Amount for that Fiscal Year into a grant of restricted Stock. The number of shares of Stock contained in the grant of restricted Stock for each Fiscal Year shall be determined by dividing the Cash Bonus Amount for that Fiscal Year that is converted into a grant of restricted Stock by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days immediately prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid. The maximum number of shares that may be granted to any Designated Executive Officer under this Section 3(a) for any Fiscal year shall be 250,000 shares.

        (b)  Each participant who receives a Cash Bonus Amount (whether or not he/she elects to convert all or any portion of his/her Cash Bonus Amount into a grant of restricted Stock pursuant to the previous paragraph) will also receive a grant of restricted Stock equal to 150 percent (150%) of his/her Cash Bonus Amount. The number of shares of Stock contained in the grant of restricted Stock under this paragraph for each Fiscal Year shall be determined by dividing the 150 percent (150%) Cash Bonus Amount for that Fiscal Year by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days immediately prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid. In lieu of such restricted Stock grant in respect of any annual Cash Bonus Amount, the Committee shall have the discretion to award a participant a cash payment equal to 150 percent (150%) of the participant’s Cash Bonus Amount.

        (c)  Notwithstanding the fact that the number of shares of Stock contained in any grant of restricted Stock made pursuant to Sections 3(a) or (b) above is not determined until after the end of each Fiscal Year, a Participant who is a Participant on the last day of a Fiscal Year shall be entitled to his/her Cash Bonus Amount and/or grant(s) of restricted Stock for such Fiscal Year even if such Participant is not a Participant on the date the Cash Bonus Amount is determined or paid or when the number of shares of Stock to be contained in the grant(s) of restricted Stock is determined or the certificate representing those shares is issued.

        (d)  Immediately upon determination of the number of shares of Stock contained in the grant(s) of restricted Stock made pursuant to Sections 3(a) or (b) above, Valspar shall cause to be issued a stock certificate representing such shares of Stock in the name of the Participant. All certificates representing shares of Stock that are subject to the risk of forfeiture set forth in Section 3(e) below shall be held for Valspar by the Plan Administrator; provided, however, the person in whose name the certificate is issued shall be entitled to vote the shares represented by such certificate and receive dividends attributable thereto until such time, if ever, the shares are forfeited pursuant to Section 3(e) below.

        (e)  The shares of Stock contained in each grant of restricted Stock are forfeitable for three years from the date of the grant if the Participant’s employment with Valspar terminates for any reason other than death, Disability, Retirement or Change of Control. Such shares of Stock shall not be forfeitable if (i) the Participant’s employment with Valspar terminates during such three year period as a result of the Participant’s death, Disability or Retirement, (ii) any Change of Control (see Definitions) occurs during such three year period, or (iii) the Participant’s employment with Valspar terminates after the end of such three year period. At such time as the foregoing risk of forfeiture lapses, the certificate representing the shares of Stock shall be distributed to the person in whose name it was issued, or if appropriate that person’s estate. If the shares of Stock are forfeited, the certificate representing those shares shall be canceled.

Table of Contents

        (f)  A maximum of 2,800,000 shares of Stock may be issued as restricted Stock under the Plan.

        4.   Nonstatutory Stock Options:

        (a)  For each Fiscal Year, each Participant will be granted a nonstatutory stock option under the Option Plan. The number of shares of Stock included in the nonstatutory stock option will be determined by dividing a multiple of the participant’s base salary by the average closing price of one share of Stock on the New York Stock Exchange for a consecutive twelve-month period preceding the issuance of the option.

        (b)  Each such option shall be evidenced by an option agreement between the Participant and Valspar which shall be prepared and executed as soon as possible after the determination of the number of shares of Stock to be covered by the option. The option agreement shall provide for an exercise price per share equal to the closing price of one share of Stock on the New York Stock Exchange on the day prior to the date on which the number of shares of Stock included in the nonstatutory stock option is determined, a term of ten years, vesting at the rate of 33 1/3% per year so that the option will be fully exercisable three years after the date of grant and will permit the option to be exercised by surrendering other shares of Stock owned by the Participant. The option agreement shall also provide for full vesting in the event that (i) the Participant’s employment with Valspar terminates as a result of death, Disability or Retirement or (ii) a Change of Control (see Definitions) occurs. The option agreement shall permit the exercise in full of the option for the remainder of its term in the event of a Change of Control. Terms for stock option vesting are stated in the attached Appendix.

        5.   Change of Control:

        Upon any Change of Control (see Definitions), each outstanding option shall immediately become exercisable in full for the remainder of its term, without regard to any vesting or installment exercise provisions theretofore applicable to the option, and all restrictions shall immediately lapse with respect to each grant of restricted Stock. This section applies to all options and grants of restricted Stock outstanding under this Plan as of June 16, 1999, as well as to all options and restricted Stock granted under this Plan thereafter.

        6.   Miscellaneous:

        (a)  The Board of Directors of Valspar or the Committee may, at any time and without further action on the part of the shareholders of Valspar, terminate this Plan or make such amendments as it deems advisable and in the best interests of Valspar; provided, however, that no such termination or amendment shall, without the consent of the Participant, materially adversely affect or impair the right of the Participant with respect to a Cash Bonus Amount that the Participant has already earned or a grant of restricted Stock or a nonstatutory stock option that the Participant has already received; and provided, further, that unless the shareholders of Valspar shall have approved the same, no amendment shall, either directly or indirectly:

(1)	Materially increase the total number of shares of Stock that may be awarded under this Plan to all Participants;
(2)	Materially increase the benefits accruing to Participants under the Plan; or
(3)	Materially modify the requirements as to eligibility for participation in the Plan.

        (b)  Valspar shall be entitled to withhold and deduct from future wages of a Participant or from the Cash Bonus Amount, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to the lapse of restrictions applicable to the grant of restricted Stock pursuant to the Plan, or shall require the Participant promptly to remit the amount of such withholding tax obligations to Valspar before issuing any certificate for shares of Stock awarded under a grant of restricted Stock. Subject to such rules as the Committee may adopt, the Committee may, in its sole discretion, permit a Participant to satisfy such withholding tax obligations, in whole or in part, with shares of Stock having an equivalent fair market value or by electing to have Valspar withhold shares of Stock having an equivalent fair market value from the shares that may be issued pursuant to a grant of restricted Stock; provided, however, that the Participant must comply with any applicable provisions of Rule 16b-3 or its successor, as then in effect, of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended.

        (c)  The categories of performance criteria for Designated Executive Officers under Section 2(b) shall be subject to shareholder approval at the first shareholders meeting following the Fiscal Year ending October 31, 2003. These categories, or new categories of performance criteria for the Designated Executive Officers, shall be subject to shareholder approval at the first shareholders meeting following the end of each fifth Fiscal Year after 2003.

APPENDIX
OFFICERS

STOCK OPTION VESTING TERMS AND CONDITIONS

Option Term	•	10 years
Vesting	•	33 1/3% per year, fully exercisable three years after date of grant
Retirement After Age 60	•	100% vested
	•	3 years to exercise, not to exceed original option term
Retirement After Age 55	•	per cent vested at time of retirement, 30 days to exercise, not to exceed original option term
	•	100% vested, 3 years to exercise, with non-compete agreement executed at time of retirement, not to exceed original optional term
Death and Disability	•	100% vested
	•	1 year to exercise, not to exceed original option term
Change of Control	•	100% vested for remainder of term
Termination	•	per cent vested at time of termination
	•	30 days to exercise, not to exceed original option term
Termination For Cause	•	forfeit unexercised options